Exhibit 99.1

FOR IMMEDIATE RELEASE

New Source Energy Partners L.P. Completes Eight East Acquisition, Completes 2013 Maintenance Capital Spending Program

OKLAHOMA CITY, June 4, 2013 – New Source Energy Partners L.P. (NYSE: NSLP) (the “Partnership” or “New Source”) today announced that it has acquired additional oil and natural gas properties from New Source Energy Corporation. The transaction closed on May 31, 2013. The Partnership acquired the properties for a cash payment of approximately $7 million, equal to the actual costs incurred by New Source Energy Corporation with respect to these properties. This acquisition qualifies as maintenance capital spending for the Partnership.

"This transaction meets and extends several objectives for the Partnership," said Kristian Kos, President and CEO of New Source Energy GP, LLC, the general partner of the Partnership. "First, it extends our core portfolio, increasing our proved reserves and prospective acreage. Second, this acquisition allows us to have performed our planned 2013 maintenance capital spending prior to June 30. We continue to follow through on all of our targets and are positioned well for additional growth."

The transaction adds nine gross (2.7 net) wells, completed in 2013, and eight gross (2.4 net) proved undeveloped drilling locations to the Partnership's inventory, along with proved reserves of 1.1 MMBoe, which as of December 31, 2012 were all proved undeveloped; 3% oil and 59% NGLs. The transaction was unanimously approved by the Board of Directors of the Partnership's General Partner, on the approval and recommendation of its Conflicts Committee.

"We have now achieved our targeted guidance on production and maintenance capital spending six months ahead of the forecast we issued in our IPO filing," said Mr. Kos. "In addition, in the short time that New Source has been public we have grown proved reserves from 14.1 MMBoe to 19.2 MMBoe, and we are on track to deliver on our $2.30 per year annualized distribution, which represents 10% growth. We are pleased with our performance to date and remain focused on growing further for our unit holders."

About New Source Energy Partners L.P.

New Source Energy Partners L.P. is an independent energy company focusing on delivery through streamlined operations and vertically integrated infrastructure. The Partnership is actively engaged in the development and production of our onshore oil and liquids-rich portfolio that extends across conventional resource reservoirs in east-central Oklahoma. For more information on the Partnership please visit www.newsource.com.

Forward-Looking Statements

This news release contains “forward-looking statements” which are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and other statements contained in this press release. For a full discussion of these risks and uncertainties, please refer to the “Risk Factors” section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2012 and the information included in the Partnership’s quarterly and current reports and other public filings. These forward-looking statements are based on and include the Partnership’s expectations as of the date hereof. Subsequent events and market developments could cause the Partnership’s expectations to change. While the Partnership may elect to update these forward-looking statements at some point in the future, the Partnership specifically disclaims any obligation to do so, even if new information becomes available, except as may be required by applicable law.

New Source Energy Partners L.P. - Investor & Media Contact

Nick Hodapp

Director of Investor Relations

(405) 272-3028

nhodapp@newsource.com